SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               _________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

         INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT TO
           RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                             (Amendment No. _____)*


                     Sunstone Hotel Investors, Incorporated
             ------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 par value
             ------------------------------------------------------
                         (Title of Class of Securities)

                                  867892 10 1
             ------------------------------------------------------
                                 (CUSIP Number)

                                April 27, 2005
             ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


 Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 867892 10 1                                     Page 2 of 9 pages
-----------------------------                        --------------------------

-------------------------------------------------------------------------------
    1.   NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
         BIP REIT Pte Ltd
         None
-------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    [ ] (a)
                                                              [x] (b)
-------------------------------------------------------------------------------
    3.   SEC USE ONLY

-------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION
         Singapore
-------------------------------------------------------------------------------
               |    5.   SOLE VOTING POWER
               |         -0-
   NUMBER OF   |---------------------------------------------------------------
    SHARES     |    6.   SHARED VOTING POWER
 BENEFICIALLY  |         3,750,000
   OWNED BY    |---------------------------------------------------------------
     EACH      |    7.   SOLE DISPOSITIVE POWER
   REPORTING   |         -0-
    PERSON     |---------------------------------------------------------------
     WITH:     |    8.   SHARED DISPOSITIVE POWER
               |         3,750,000
-------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,750,000
-------------------------------------------------------------------------------
    10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.795%
-------------------------------------------------------------------------------
    12.  TYPE OF REPORTING PERSON*
         OO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 867892 10 1                                     Page 3 of 9 pages
-----------------------------                        --------------------------

-------------------------------------------------------------------------------
    1.   NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
         GIC Real Estate Pte Ltd
         None
-------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    [ ] (a)
                                                              [x] (b)
-------------------------------------------------------------------------------
    3.   SEC USE ONLY

-------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION
         Singapore
-------------------------------------------------------------------------------
               |    5.   SOLE VOTING POWER
               |         -0-
   NUMBER OF   |---------------------------------------------------------------
    SHARES     |    6.   SHARED VOTING POWER
 BENEFICIALLY  |         3,750,000
   OWNED BY    |---------------------------------------------------------------
     EACH      |    7.   SOLE DISPOSITIVE POWER
   REPORTING   |         -0-
    PERSON     |---------------------------------------------------------------
     WITH:     |    8.   SHARED DISPOSITIVE POWER
               |         3,750,000
-------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,750,000
-------------------------------------------------------------------------------
    10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.795%
-------------------------------------------------------------------------------
    12.  TYPE OF REPORTING PERSON*
         OO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 867892 10 1                                     Page 4 of 9 pages
-----------------------------                        --------------------------

-------------------------------------------------------------------------------
    1.   NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Government of Singapore Investment Corporation Pte Ltd
         None
-------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    [ ] (a)
                                                              [x] (b)
-------------------------------------------------------------------------------
    3.   SEC USE ONLY

-------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION
         Singapore
-------------------------------------------------------------------------------
               |    5.   SOLE VOTING POWER
               |         -0-
   NUMBER OF   |---------------------------------------------------------------
    SHARES     |    6.   SHARED VOTING POWER
 BENEFICIALLY  |         3,750,000
   OWNED BY    |---------------------------------------------------------------
     EACH      |    7.   SOLE DISPOSITIVE POWER
   REPORTING   |         -0-
    PERSON     |---------------------------------------------------------------
     WITH:     |    8.   SHARED DISPOSITIVE POWER
               |         3,750,000
-------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,750,000
-------------------------------------------------------------------------------
    10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.795%
-------------------------------------------------------------------------------
    12.  TYPE OF REPORTING PERSON*
         OO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 867892 10 1                                     Page 5 of 9 pages
-----------------------------                        --------------------------

-------------------------------------------------------------------------------
    1.   NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Government of Singapore
         None
-------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    [ ] (a)
                                                              [x] (b)
-------------------------------------------------------------------------------
    3.   SEC USE ONLY

-------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION
         Singapore
-------------------------------------------------------------------------------
               |    5.   SOLE VOTING POWER
               |         -0-
   NUMBER OF   |---------------------------------------------------------------
    SHARES     |    6.   SHARED VOTING POWER
 BENEFICIALLY  |         3,750,000
   OWNED BY    |---------------------------------------------------------------
     EACH      |    7.   SOLE DISPOSITIVE POWER
   REPORTING   |         -0-
    PERSON     |---------------------------------------------------------------
     WITH:     |    8.   SHARED DISPOSITIVE POWER
               |         3,750,000
-------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,750,000
-------------------------------------------------------------------------------
    10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.795%
-------------------------------------------------------------------------------
    12.  TYPE OF REPORTING PERSON*
         OO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                          Page 6 of 9 pages
                                                     --------------------------

Item 1(a).  Name of Issuer:

         Sunstone Hotel Investors, Incorporated (the "Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices:

         903 Calle Amanecer, Suite 100
         San Clemente, California  92673

Item 2(a).  Name of Person Filing:

         (i)     BIP REIT Pte Ltd
         (ii)    GIC Real Estate Pte Ltd
         (ii)    Government of Singapore Investment Corporation Pte Ltd
         (iii)   Government of Singapore

Item 2(b).  Address of Principal Business Office or, if none, Residence:

         The address of the principal business office for each of the reporting persons is:
         c/o Government of Singapore Investment Corporation Pte Ltd
         168 Robinson Road
         #37-01 Capital Tower
         Singapore 068912

Item 2(c).  Citizenship:

         See Item 4 of each cover page.

Item 2(d).  Title of Class of Securities:

         Common Stock, $0.01 par value

Item 2(e).  CUSIP Number:

         867892 10 1

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check Whether the Person Filing is a:

         (a)   [ ] Broker or dealer registered under Section 15 of the Exchange
                   Act.

         (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

                                                          Page 7 of 9 pages
                                                     --------------------------

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e)   [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

         The aggregate number of securities and percentage of class of securities of the Issuer beneficially owned by each reporting person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:



                                                                           Power to Vote          Power to Dispose
                                       No. of Securities    Percent of   ------------------      ------------------
         Reporting Person             Beneficially Owned       Class     Sole(1)  Shared(1)      Sole(1)  Shared(1)
         ----------------             ------------------    ----------   -------  ---------      -------  ---------
BIP REIT Pte Ltd....................           3,750,000       9.795%       0     3,750,000         0     3,750,000
GIC Real Estate Pte Ltd.............           3,750,000       9.795%       0     3,750,000         0     3,750,000
Government of Singapore
Investment Corporation Pte Ltd.....            3,750,000       9.795%       0     3,750,000         0     3,750,000
Government of Singapore.............           3,750,000       9.795%       0     3,750,000         0     3,750,000
   Total (all reporting persons)(2).           3,750,000       9.795%       0     3,750,000         0     3,750,000
___________
(1) The shares are held directly by BIP REIT Pte Ltd. BIP REIT Pte Ltd shares power to vote and power to dispose of the 3,750,000 shares beneficially owned by it with GIC Real Estate Pte Ltd, shares power to vote and dispose of the
3,750,000 shares beneficially owned by it with the Government of Singapore Investment Corporation Pte Ltd and
shares power to vote and dispose of the 3,750,000 shares beneficially owned by it with the Government of Singapore.

(2) The reporting persons disclaim membership in a group.

                                                          Page 8 of 9 pages
                                                     --------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                          Page 9 of 9 pages
                                                     --------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           May 9, 2005
                                     ----------------------
                                              Date

                                     BIP REIT Pte Ltd

                                     By:    /s/ Howard Margolis
                                            -------------------------------
                                     Name:  Howard Margolis
                                     Title: Authorized Signatory


                                     GIC Real Estate Pte Ltd

                                     By:    /s/ Howard Margolis
                                            -------------------------------
                                     Name:  Howard Margolis
                                     Title: Authorized Signatory


                                     Government of Singapore Investment
                                     Corporation Pte Ltd

                                     By:    /s/ Howard Margolis
                                            -------------------------------
                                     Name:  Howard Margolis
                                     Title: Authorized Signatory


                                     Government of Singapore

                                     By:    /s/ Howard Margolis
                                            -------------------------------
                                     Name:  Howard Margolis
                                     Title: Authorized Signatory